                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           MURPHY OIL CORPORATION
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - - --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF SPUR APPEARS HERE]   [LOGO OF MURPHY OIL CORPORATION APPEARS HERE]

                            NOTICE OF ANNUAL MEETING

To the Stockholders of Murphy Oil Corporation:

  The Annual Meeting of Stockholders of Murphy Oil Corporation will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 11, 1994, at 10:00 a.m., local time, for the following purposes:

    To elect directors to serve for the ensuing year.

    To express approval or disapproval of the action of the Board of Directors in appointing KPMG Peat Marwick as the Company's independent auditors for 1994.

    To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 30, 1994, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

  Please sign, date and return the enclosed proxy card promptly.

                                                  W. Bayless Rowe
                                                             Secretary

El Dorado, Arkansas
April 7, 1994

                                PROXY STATEMENT

SOLICITATION                                                       April 7, 1994

  The solicitation of the enclosed proxy is made in behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 11, 1994. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about April 7, 1994.

  The address of the Company's Executive Offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented to the meeting. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the Company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person. Proxies returned to the Company, votes cast other than in person, and written revocations will be disqualified if received after commencement of the meeting.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; and FOR the confirmation of the appointment of KPMG Peat Marwick as the Company's independent auditors.

VOTING SECURITIES

  On March 30, 1994, the record date for the meeting, the Company had outstanding 44,782,794 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,947,116 shares of treasury stock. Information as to the amount of Common Stock owned by directors and officers and certain others appears in the table under the heading "Certain Stock Ownership".

ELECTION OF DIRECTORS

  The Bylaws of the Company provide for eleven directors to be elected on May 11, 1994. The Bylaws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

  To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the eleven nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management's nominees were elected at the last Annual Meeting of stockholders. The names of the nominees and certain information as to them are as follows:

                   PRINCIPAL OCCUPATION OR
                     EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                   THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
  NAME AND AGE     UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
  ------------    -------------------------- -------- --------------------
B.R.R. Butler*#   Managing Director,           1991   None
 London, England    Retired, of The British
 Age: 64            Petroleum Company PLC, a
                    major international oil
                    company from 1986 to
                    March 1, 1991.

                           PRINCIPAL OCCUPATION OR
                             EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                           THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
      NAME AND AGE         UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
      ------------        -------------------------- -------- --------------------
Claiborne P. Deming(S)    Executive Vice President     1993   First United
 El Dorado, Arkansas        and Chief Operating               Bancshares, Inc.
 Age: 39                    Officer of the Company             El Dorado, Arkansas
                            since March 1, 1992,
                            President of Murphy Oil
                            USA, Inc. from July 1,
                            1989 to March 1, 1992,
                            Vice President of the
                            Company from February 1,
                            1988 to July 1, 1989.
H. Rodes Hart+*#          Chairman and Chief           1975   None
 Nashville, Tennessee       Executive Officer,
 Age: 62                    Franklin Industries
                            Inc., engaged in the
                            manufacture of brick and
                            industrial minerals,
                            President and Chief
                            Executive Officer of
                            Franklin Industries Inc.
                            from 1967 to February 1,
                            1992.
Vester T. Hughes, Jr.+*#  Partner, Hughes & Luce,      1973   None
 Dallas, Texas              Attorneys.
 Age: 65
Jack W. McNutt(S)         President and Chief          1981   First United
 El Dorado, Arkansas        Executive Officer of the          Bancshares, Inc.
 Age: 59                    Company.                           El Dorado, Arkansas
C. H. Murphy, Jr.(S)      Chairman of the Board of     1950   First Commercial
 El Dorado, Arkansas        the Company.                      Corporation
 Age: 74                                                       Little Rock, Arkan-
                                                              sas
Michael W. Murphy(S)+*#   President, Marmik Oil        1977   First Commercial
 El Dorado, Arkansas        Company, engaged in               Corporation
 Age: 46                    exploration for and                Little Rock, Arkan-
                            production of oil and             sas
                            gas. Chairman and Chief
                            Executive Officer of
                            Murphy-Graham Auto Group
                            and President, Murphy
                            Motor Co., engaged in
                            automobile dealerships.
R. Madison Murphy(S)      Executive Vice President     1993   First United
 El Dorado, Arkansas        and Chief Financial and           Bancshares, Inc.
 Age: 36                    Administrative Officer             El Dorado, Arkansas
                            of the Company since
                            March 1, 1992, Chief
                            Administrative position
                            added February 3, 1993,
                            Vice President, Planning
                            of the Company from
                            February 1, 1988 to
                            March 1, 1992, also held
                            additional office of
                            Treasurer of the Company
                            from July 1, 1990 to
                            August 1, 1991.
William C. Nolan,         Partner, Nolan and           1977   Arkansas Power &
 Jr.(S)+*#                  Alderson, Attorneys.              Light Company
 El Dorado, Arkansas                                           Little Rock,
 Age: 54                                                      Arkansas
                                                              First Commercial
                                                              Corporation
                                                               Little Rock,
                                                              Arkansas

                         PRINCIPAL OCCUPATION OR
                           EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                         THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
     NAME AND AGE        UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
     ------------       -------------------------- -------- --------------------
Caroline G. Theus+*#    President, Inglewood Land    1985   None
 Alexandria, Louisiana    and Development Company,
 Age: 50                  a farming and land
                          holding corporation.
Lorne C. Webster+*#     Chairman & Chief Executive   1989   Bankmont Financial
 Montreal, Quebec,        Officer of Prenor Group           Corp.
 Canada                   Ltd., a financial                  Chicago, Illinois
 Age: 65                  services corporation.             H. B. Fuller Company
                                                             St. Paul, Minnesota

- - - ----------
(S) Executive Committee
+   Audit Committee
*   Executive Compensation Committee
#   Nominating Committee

  Dr. John W. Deming, who has served as a director since 1950, is not standing for reelection. The Board of Directors has stated its intention to request him to serve as a director emeritus.

  Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood or marriage. Michael W. Murphy and R. Madison Murphy are the sons of C. H. Murphy, Jr. Claiborne P. Deming and William C. Nolan, Jr. are nephews of C. H. Murphy, Jr., and Caroline G. Theus is a niece of C. H. Murphy, Jr. These six nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 26% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownerships".

COMMITTEES

  The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session. The Audit Committee's functions include supervision and review of the results and scope of the work of the Company's independent auditors and the Company's internal Audit Division. This committee meets with representatives of the independent auditors and with members of the internal Audit Division for these purposes. The Executive Compensation Committee administers the Company's Stock Incentive Plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers.

  The duties and authority of the Nominating Committee, as fixed by the Board of Directors, are as follows:

    "The Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting."

Stockholders desiring to recommend for consideration by the Nominating Committee candidates for membership on the Board of Directors should address their recommendations to: Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

Meetings and Attendance

  During 1993 there were eight meetings of the Board of Directors, twenty meetings of the Executive Committee, two meetings of the Audit Committee, two meetings of the Nominating Committee, and three meetings of the Executive Compensation Committee. All nominees attended a minimum of 75% of the total number of meetings of the Board of Directors and committees on which they served.

Compensation of Directors

  The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement non-employee directors are compensated at the rate of $20,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the Executive Compensation

Committee and the Nominating Committee. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

CERTAIN STOCK OWNERSHIPS

  The following table and related text sets forth information, by the categories listed, concerning ownership of Common Stock of the Company at February 1, 1994 with respect to each director or nominee, directors, nominees and officers as a group, and each person known to the Company to own as much as 5% of the Company's Common Stock.

                                        TYPE OF OWNERSHIP
                          ----------------------------------------------
                                                             VOTING AND
                                                             INVESTMENT
                          PERSONAL,                          POWER ONLY, SUBJECT TO
                          WITH FULL                 SPOUSE     AND NOT     OPTIONS             PERCENT OF
                          VOTING AND PERSONAL, AS AND OTHER  INCLUDED IN EXERCISABLE           OUTSTANDING
                          INVESTING  BENEFICIARY  HOUSEHOLD     OTHER      WITHIN              (IF GREATER
          NAME              POWER    OF TRUST(S)  MEMBERS(1) COLUMNS(2)    60 DAYS     TOTAL    THAN .09)
          ----            ---------- ------------ ---------- ----------- ----------- --------- -----------
B. R. R. Butler.........      2,000        --         --           --        --          2,000      --
Claiborne P. Deming.....    106,044     382,384     80,209      464,980    18,000    1,033,617     2.3
H. Rodes Hart...........       --          --         --        329,702      --        329,702      --
Vester T. Hughes, Jr....      3,474        --         --           --        --          3,474      --
Jack W. McNutt..........     62,002        --         --           --      25,000       87,002      --
C. H. Murphy, Jr........  1,518,736        --        3,036    2,697,312      --      4,219,084     9.4
Michael W. Murphy.......    140,695     306,696     57,659       10,305      --        515,355     1.2
R. Madison Murphy.......    112,861     510,862     81,536        8,685    14,000      758,080     1.7
William C. Nolan, Jr....    164,103     130,798        300      484,196      --        779,392     1.7
Caroline G. Theus.......    106,235     161,342     13,378      143,857      --        424,902      .9
Lorne C. Webster........      2,100        --         --           --        --          2,100      --
All directors together
 with four officers as a
 group..................  2,232,755   1,492,082    236,474    4,139,037    61,687    8,162,035    18.2

- - - ----------
(1) Includes shares directly owned and shares owned as beneficiary of trusts.
(2) Includes shares held as trustee for others and shares owned by a corporation or other organization of which the named person is an officer.

  Under the securities laws of the United States, the Company's directors and its executive officers are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1993. All of the director and officer filing requirements were satisfied during the relevant period. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.

  The only persons or entities known to the Company to be the owner of more than 5% of the Company's outstanding stock, other than C. H. Murphy, Jr., 200 Jefferson Avenue, El Dorado, Arkansas, whose holdings are described above, are:
Capital Guardian Trust Company and Capital Research and Management Company, 333 South Hope Street, Los Angeles, California; First United Bancshares, Inc., Main at Washington Streets, El Dorado, Arkansas; and FMR Corp., 82 Devonshire Street, Boston, Massachusetts. Capital Guardian Trust Company and Capital Research and Management Company, operating subsidiaries of The Capital Group, Inc., exercised as of December 31, 1993, investment discretion with respect to 1,612,700 and 770,000 shares, respectively, or a combined total of 5.1% of outstanding stock which was owned by various institutional investors. First United Bancshares, Inc. has advised the Company that it exercises voting or investment power over 2,537,004 shares of the Company's Common Stock, representing 5.2% of the total outstanding. FMR Corp. has advised the Company that it exercises voting and investment power over 6,684,180 shares of the Company's Common Stock representing 14.92% of the total outstanding.

EXECUTIVE COMPENSATION

  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991, of those persons who were, at December 31, 1993 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (includes employees of subsidiary companies):

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                         -------------------------------
                                                                AWARDS           PAYOUTS
                                                         ----------------------- -------
                                                  OTHER                                    ALL
                                                 ANNUAL  RESTRICTED   SECURITIES          OTHER
                                                 COMPEN-   STOCK      UNDERLYING  LTIP   COMPEN-
   NAME AND PRINCIPAL           SALARY   BONUS   SATION   AWARD(S)     OPTIONS   PAYOUTS SATION
        POSITION          YEAR  ($)(1)   ($)(2)    ($)      ($)          (#)       ($)   ($)(4)
- - - ------------------------  ---- -------- -------- ------- ----------   ---------- ------- -------
Jack W. McNutt            1993 $507,500 $240,000    --        --        10,000      --   $33,595
President and Chief       1992  477,500  180,000    --    $213,750(3)   10,000      --    24,595
Executive Officer,        1991  446,667  200,000    --        --         9,000      --    23,125
Murphy Oil Corporation
Claiborne P. Deming       1993  292,500  110,000    --        --         7,000      --    19,721
Executive Vice President
and                       1992  239,168   55,000    --     124,688(3)    7,000      --    12,684
Chief Operating Officer,  1991  157,508   50,000    --        --         6,000      --     8,671
Murphy Oil Corporation
R. Madison Murphy         1993  242,508  110,000    --        --         6,000      --    15,973
Executive Vice President
and                       1992  192,508   55,000    --      89,063(3)    5,000      --    10,344
Chief Financial and       1991  128,341   50,000    --        --         5,000      --     6,420
Administrative Officer,
Murphy Oil Corporation
Enoch L. Dawkins          1993  233,250   60,000    --        --         4,000      --    15,512
President, Murphy         1992  224,588   45,000    --      89,063(3)    5,000      --    11,954
Exploration & Production  1991  204,654   50,000    --        --         1,650      --    11,094
Company (a 100%
subsidiary)
Gerald McAully            1993  177,540   60,000    --        --         3,000      --     2,188
President, Murphy         1992  204,837   20,500    --      62,344(3)    3,000      --      --
Eastern Oil Company       1991  202,930   50,000    --        --         6,000      --      --
(a 100% subsidiary)

- - - ----------
(1) Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Bonuses were awarded and paid in February or March of the following year.
(3) Represents the closing stock price ($35.625) of unrestricted stock on date of grant (May 13, 1992) times the number of shares granted. Dividends at the same rate paid to all shareholders are being paid on restricted stock. Awards are subject to performance based conditions in addition to continued employment with the Company. None of the restricted stock awards vest in under three years from the date of grant. On December 31, 1993, Mr. McNutt held a total of 6,000 restricted shares having a then current value of $240,000; Mr. Deming held a total of 3,500 restricted shares having a then current value of $140,000; Mr. Murphy held a total of 2,500 restricted shares having a then current value of $100,000; Mr. Dawkins held a total of 2,500 restricted shares having a then current value of $100,000; Mr. McAully held a total of 1,750 restricted shares having a then current value of $70,000.
(4) The total amounts shown in this column for 1993 consist of the following:
    Mr. McNutt: $7,500--Dividends on restricted stock; $25,375--Company contributions to defined contribution plan; $720--Benefit attributable to Company owned life insurance policy. Mr. Deming: $4,375--Dividends on restricted stock; $14,626--Company contributions to defined contribution plan; $720--Benefit attributable to Company owned life insurance policy.
    Mr. Murphy: $3,125--Dividends on restricted stock; $12,128--Company contributions to defined contribution plan; $720--Benefit attributable to Company owned life insurance policy. Mr. Dawkins: $3,125--Dividends on restricted stock; $11,667--Company contributions to defined contribution plan; $720--Benefit attributable to Company owned life insurance policy.
    Mr. McAully: $2,188--Dividends on restricted stock.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to stock options exercised in fiscal 1993 and the fiscal year-end value of unexercised options for each officer listed in the compensation table (Named Executives).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                      NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                     UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT FY-
                            SHARES                    OPTION AT FY-END (#)           END ($)(3)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - - ----                     ------------ ------------  ----------- ------------- ----------- -------------
Jack W. McNutt..........    5,590       $232,466(1)   15,500       24,500       $60,563      $87,062
Claiborne P. Deming.....     --             --        11,500       17,000        64,825       60,625
R. Madison Murphy.......     --             --         9,000       13,500        45,875       47,750
Enoch L. Dawkins........     --             --         1,650        9,000          --         35,063
Gerald McAully..........    3,742        157,878(2)    8,000        9,000        27,625       29,625

- - - ----------
(1) Represents gross value of 16,000 stock options surrendered for net value in shares (2,882 shares at $40.375 per share and 2,708 shares at $42.875 per share).
(2) Represents gross value of 10,500 stock options surrendered for net value in shares (509 shares at $33.875 per share and 3,233 shares at $43.50 per share).
(3) Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

  Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 1993, to the officers of the Company listed in the compensation table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
- - - -----------------------------------------------------------------------------              ---
                                             % OF TOTAL
                             NUMBER OF        OPTIONS     EXERCISE
                            SECURITIES       GRANTED TO   OR BASE              GRANT DATE
                         UNDERLYING OPTION   EMPLOYEES     PRICE   EXPIRATION   PRESENT
NAME                     GRANTED (#)(1)(2) IN FISCAL YEAR  ($/SH)     DATE    VALUE ($)(3)
- - - ----                     ----------------- -------------- -------- ---------- ------------
Jack W. McNutt..........      10,000           12.35%     $36.3125 02/02/2003   $126,300
Claiborne P. Deming.....       7,000            8.64%      36.3125 02/02/2003     88,410
R. Madison Murphy.......       6,000            7.41%      36.3125 02/02/2003     75,780
Enoch L. Dawkins........       4,000            4.94%      36.3125 02/02/2003     50,520
Gerald McAully..........       3,000            3.70%      36.3125 02/02/2003     37,890

- - - ----------
(1) No stock appreciation rights were granted in 1993.
(2) Options granted in 1993 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3) Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 1993 included the following:
               . Risk-free rate of return                    6.5%
               . Stock volatility                           32.5%
               . Future dividend yield                      3.34%
  Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 1993 have been valued at $12.63 per share as of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation Committee of the Board of Directors of the Company during 1993 were Messrs. Butler, Dr. Deming, Hart, Michael Murphy, Nolan, Webster, and Ms. Theus.

  In 1993 the Company purchased crude oil at competitive prices, and on terms no more favorable to the sellers than those offered by unaffiliated third parties, from properties in which interests were owned by directors and affiliates of directors. These directors and their affiliates and the amounts of such purchases were: Marmik Oil Company (89% owned by Michael W. Murphy) $205,277 and Munoco Company (associate of William C. Nolan, Jr.) $195,056.

COMPENSATION COMMITTEE REPORT FOR 1993

  The Company is required to provide specific information regarding compensation and benefits provided to the Company's president and the four other most highly compensated executive officers of the Company. The Executive Compensation Committee of the Board of Directors of the Company, which is made up entirely of independent, outside directors, has prepared this report which describes the philosophy followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 1993.

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

  The Company's executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with Company values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

  . All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

  . These programs are designed to reward executives for both the short and long-term achievement of Company and business unit objectives that lead to the enhancement of stockholder value.

  . All pay and benefit programs are intended to be reasonably competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

  At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Each of these compensation arrangements is briefly reviewed in the following section.

BASE SALARY PRACTICES

  Officers and other employees are compensated within established salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry survey in which the Company participates contains over 25 corporations that the Committee believes are representative of the Company's labor market for management talent. The survey is conducted by a major compensation consulting firm. Several of the companies in the survey group are included in the S&P Oil Domestic Integrated line on our performance graph. The Committee generally targets the base salary of most officers to be at or near the average of the competitive market which has been described to be other integrated energy companies. The actual salaries and the amount of increase for 1993 to the Named Executives were equal to or near the average levels of the salaries and increases in the referenced survey. The base salary of most officers is generally reviewed annually, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee's analysis are marketplace comparisons and individual performance. Overall corporate performance which may include those measures used to determine annual incentive compensation awards were also considered by the Committee in making salary adjustments in 1993.

ANNUAL INCENTIVE COMPENSATION PROGRAM

  Officers and other key management employees of the Company are eligible to participate in an annual incentive compensation plan with awards based on criteria that the Committee has determined are critical to the short term success of the Company. These criteria include corporate and business unit financial objectives as well as individual objectives. This newly structured program, which has been fully implemented for 1993, establishes threshold, target and maximum levels of awards that may be paid for the achievement of specific predetermined performance objectives. Each participant in the annual incentive compensation plan has a target incentive opportunity that would provide an industry average incentive award if the Company and/or its business units achieved the targeted level of performance. For corporate officers and staff, 100% of the award is based on Company financial results. For other participants, at least 50% of the award is based on Company financial results, while the remaining 50% is based on business unit or individual results. Target awards for officers and other participants range from 45% of base salary for the President to 15% for certain other participants. The Committee has targeted bonuses for each position to correspond with the median bonus of similar positions in other domestic integrated oil companies as reported in the same petroleum survey used for base salary comparisons. The Company uses a payout matrix to determine actual awards, which in most instances are based on at least two measurable financial or operational results. For 1993, these measures included the following: return on assets, cash flow, reserve replacement ratio, finding and development costs, earnings per barrel, and similar measures related to specific business unit performance.

  The Company exceeded its financial performance goals for 1993 and as such made annual incentive awards which were above target levels for corporate officers and staff participants. As stated above, 50% of incentive awards for other participants were also based on the Company's financial performance. The remaining 50% portion of such participant's incentive award was evaluated on a case-by-case basis and was made according to business unit and individual performance as determined by the Committee.

LONG-TERM INCENTIVE COMPENSATION

  Under the 1992 Stock Incentive Plan (the 1992 Plan) as approved by the Company's stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards made during 1993 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one-half of one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year. The 1992 Plan provides that no more than 50% of the shares may be granted as incentive stock options and no more than 50% can be granted as restricted stock.

  A stock option granted under the Plan gives the executive the right to purchase a specified number of shares of the Company's common stock at an option price equal to the market price on the date the option was granted. Options, which may be either non-qualified stock options or incentive stock options, vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in the industry using comparative data provided by a compensation consulting firm. Actual grant levels of long-term incentive award opportunities are based on average or slightly below average competitive practices in the survey data base. The Company's stock option grants in 1993 were at median levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Stock options were granted in 1993 to all Named Executives; however, no stock appreciation rights were granted in 1993.

  Performance-based grants of restricted stock were first awarded in 1992 and were awarded to 16 officers, including all of the Named Executives. These grants provide for initial awards of shares of Company stock at no cost to the participant, with actual vesting of shares possible at the end of five years, based on the total stockholder return (TSR) for Murphy compared to a similar measure for a group of integrated energy companies. When TSR for the five-year performance cycle equals that of the peer companies, executives will vest in the entire grant; for performance that falls short of this group, fewer shares vest, subject to a minimum performance level where no shares will vest. During the five year restricted period, executives are paid dividends in the same amount and at the same time as are other stockholders; they may also vote the shares during this period. Upon vesting, a payment is made to the participant to defray any applicable income tax liability incurred. It is expected that new performance cycles will begin every other year, with the Committee determining the size of potential awards and the appropriate peer group and measure for the vesting of each award. No grants of performance-based restricted stock were made in 1993.

  The Committee is currently studying proposed Section 162(m) of the Internal Revenue Code which limits the amount of compensation that can be deducted by the Company each year per proxy-named executive. The transitional period for compliance extends until 1997. Therefore, the Committee intends to review the final regulations as they apply to the above stated plans to determine what actions, if any, may be necessary for stockholder disclosure and approval.

DISCUSSION OF 1993 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

  For 1993, the Committee made the following determinations regarding the compensation for Mr. Jack McNutt:

  . The base salary for Mr. McNutt was increased to $510,000 from $480,000 on February 1, an increase of 6.25%. The amount of this increase was based on the performance of the Company during the year and the Committee's discretionary assessment of Mr. McNutt's performance. The salary adjustment was also based on competitive assessment of survey data provided by a major compensation consulting firm and was set within 5% to 10% of the range of the competitive data. Mr. McNutt's base salary for the last fiscal year was slightly below the average of the compensation paid by companies in the survey.

  . Mr. McNutt was paid an incentive award under the Annual Incentive Plan of $240,000. This award was directly determined by the financial performance of the Company in the following two areas for 1993: return on average assets and cash flow compared to forecast. For the performance measure of the return on average assets, the Company achieved 4.9% which represents 103.2% of the preselected target. In addition, the Company attained cash flow of $380,186,000 which was 104.1% of the preselected target of cash flow for 1993. These two performance measures are calibrated on a performance matrix which resulted in the Company achieving 106.7% of its targeted performance.

  . During the year, long-term incentive awards were made to Mr. McNutt in the following amounts: 10,000 non-qualified stock options were granted on

     February 2 at an exercise price of $36.3125 per share. These options vest 50% two years from the date of grant and 100% three years from the date of grant. A major compensation consulting firm assisted the Committee in determining the size of option grants awarded to Mr. McNutt. The awards were based upon comparative data and the Committee adhered to the guidelines.

  . No shares of performance-based restricted stock were awarded in 1993 to Mr. McNutt or to any other officer of the Company.

  The Executive Compensation Committee members are Messrs. Butler, Dr. Deming, Hart, Hughes, Michael Murphy, Nolan, Webster, and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor 500 Stock Index and the S&P Oil-Domestic-Integrated Index.

                              [INSERT CHART HERE]

===========================================================
                              1988 1989 1990 1991 1992 1993
- - - -----------------------------------------------------------
Murphy Oil Corporation        100  143  138  125  135  156
S&P 500 Index                 100  132  127  166  179  197
S&P Oil--Domestic Integrated  100  144  137  128  131  138
===========================================================


                      Data Source: S&P Compustat Services

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation's Retirement Plan at December 31, 1993 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         ------------------------------------------------------------------------------
REMUNERATION(/1/)           15            20            25            30            35            40
- - - -----------------        --------      --------      --------      --------      --------      --------
$150,000................ $ 36,000      $ 48,000      $ 60,000      $ 72,000      $ 84,000      $ 96,000
 200,000................   48,000        64,000        80,000        96,000       112,000       128,000(/2/)
 250,000................   60,000        80,000       100,000       120,000(/2/)  140,000(/2/)  160,000(/2/)
 300,000................   72,000        96,000       120,000(/2/)  144,000(/2/)  168,000(/2/)  192,000(/2/)
 350,000................   84,000       112,000       140,000(/2/)  168,000(/2/)  196,000(/2/)  224,000(/2/)
 400,000................   96,000       128,000(/2/)  160,000(/2/)  192,000(/2/)  224,000(/2/)  256,000(/2/)
 450,000................  108,000       144,000(/2/)  180,000(/2/)  216,000(/2/)  252,000(/2/)  288,000(/2/)
 500,000................  120,000(/2/)  160,000(/2/)  200,000(/2/)  240,000(/2/)  280,000(/2/)  320,000(/2/)
 600,000................  144,000(/2/)  192,000(/2/)  240,000(/2/)  288,000(/2/)  336,000(/2/)  384,000(/2/)
 700,000................  168,000(/2/)  224,000(/2/)  280,000(/2/)  336,000(/2/)  392,000(/2/)  448,000(/2/)

- - - ----------
(1) Effective November 1, 1989, no more than $200,000 (as adjusted by the Internal Revenue Service) of cash compensation may be taken into account in calculating contributions under the Retirement Plan. During 1993, the amount was $235,840 ($150,000 in 1994).
(2) Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1993, the maximum benefit allowable was $115,641 ($118,800 effective January 1, 1994).

A portion of the benefits shown above would be paid under the Company's Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

  The credited years of service for Messrs. McNutt, Deming and Madison Murphy are thirty-six years; fifteen years, and fourteen years, respectively.

  As of January 1, 1992 employees of Murphy Exploration & Production Company participate in the Company's plans. Prior to that time such employees participated in similar plans of Odeco. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the Odeco plan for the salary and length of service indicated.

                              PENSION PLAN TABLE

                                              YEARS OF SERVICE
                                -----------------------------------------------
REMUNERATION                       15       20        25        30        35
- - - ------------                    -------- --------  --------  --------  --------
$200,000....................... $ 59,190 $ 78,920  $ 98,650  $118,380* $138,110*
 250,000.......................   74,190   98,920   123,650*  148,380*  173,110*
 300,000.......................   89,190  118,920*  148,650*  178,380*  208,110*
 350,000.......................  104,190  138,920*  173,650*  208,380*  243,110*

- - - ---------
* Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan.

The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan's various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

  The credited years of service for Mr. Dawkins is twenty-seven years.

  It is not feasible to calculate the specific amount attributable to the plan in respect to each employee. The Company had no required contributions to the Retirement Plans in 1993 and therefore no contributions were made.

  Murphy Eastern Oil Company has a non-contributory Retirement Benefit Plan in which officers participate on the same basis as other employees. Under the plan, a retired employee will receive a monthly payment equal to 1/60 of his monthly basic pay (bonuses and other form of additional compensation are excluded) for each year of employment and based on the final 12 months of salary. The amount will fluctuate depending on the number of years of employment and is subject to social security limits.

  The following table indicates the estimated annual benefit computed on a straight line annuity basis paid at age 65 under the Murphy Eastern Oil Company Plan for the salary and length of service indicated. The benefits are computed on the basis of the British Pound Sterling.

                              PENSION PLAN TABLE

                                              YEARS OF SERVICE
                 --------------------------------------------------------------------------
 REMUNERATION          15             20             25             30             35
 ------------    -------------- -------------- -------------- -------------- --------------
(Pounds)100,000  (Pounds)25,000 (Pounds)33,333 (Pounds)41,667 (Pounds)50,000 (Pounds)58,333
        125,000          31,250         41,667         52,083         62,500         72,917
        150,000          37,500         50,000         62,500         75,000         87,500
        175,000          43,750         58,333         72,917         87,500        102,083
        200,000          50,000         66,667         83,333        100,000        116,667

  The above table does not reflect the actuarial reductions required by the plan for retirement earlier than age 65. Provided that age plus years of service totals at least 80 years, a male may retire as early as 62 without his pension being reduced by 3% per annum for each year remaining to 65.

  The credited years of service for Mr. McAully is twenty-seven years.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires to obtain from the stockholders as indication of their approval or disapproval of the Board's action in appointing KPMG Peat Marwick, Certified Public Accountants, as independent auditors of the Company for the year 1994. KPMG Peat Marwick has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

  In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG Peat Marwick the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 1994 will be permitted to stand unless the Board finds other good reason for making a change.

STOCKHOLDER PROPOSALS

  Stockholder proposals for the 1995 Annual Meeting of stockholders must be received by the Company at its executive offices on or before December 14, 1994 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

  The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

  The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                          W. BAYLESS ROWE
                                                             Secretary

El Dorado, Arkansas
April 7, 1994


     PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE
     ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF IT IS MAILED
     IN THE UNITED STATES OF AMERICA.

                                           [LOGO OF SPUR APPEARS HERE]


                                   [LOGO OF MURPHY OIL CORPORATION APPEARS HERE]


[LOGO OF SPUR APPEARS HERE]

NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

ANNUAL MEETING
OF STOCKHOLDERS
EL DORADO, ARKANSAS

MAY 11, 1994

- - - --------------------------------------------------------------------------------

                 PLEASE MARK VOTE IN OVAL USING DARK INK ONLY.
    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. ELECTION OF DIRECTORS--
   B.R.R. Butler, C.P. Deming, H.R. Hart,V.T. Hughes, Jr.,
   J.W. McNutt, C.H. Murphy, Jr., M.W. Murphy, R.M. Murphy,
   W.C. Nolan, Jr., C.G. Theus, and L.C. Webster.

   FOR   WITHHOLD  FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)
   / /     / /       / /
                               ---------------------------------------------

2. Ratify the appointment of KPMG Peat Marwick as auditors.

   FOR   AGAINST   ABSTAIN
   / /     / /       / /
                               ---------------------------------------------


                                                         Dated__________, 1994


                               -----------------------------------------------

                               -----------------------------------------------
                               Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Please return promptly.

- - - --------------------------------------------------------------------------------

    [LOGO OF MURPHY OIL CORPORATION APPEARS HERE] MURPHY OIL CORPORATION

     PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 11, 1994

The stockholder(s) whose name(s) appears on the reverse side hereby appoints C.H. Murphy, Jr. and Jack W. McNutt, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 11, 1994, at 10:00A.M., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                  ---
NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.
                                         ---
                                                     (continued on reverse side)